UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

INTEGRATED MANAGEMENT INFORMATION, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	333-133634	43-1802805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Wilcox, Suite A
Castle Rock, Colorado	80104
(Address of Principal Executive Offices)	(Zip Code)

(303) 895-3002

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01       Completion of Acquisition or Disposition of Assets

On July 15, 2008, IMI Global, Inc. (the “Company”) completed the sale (the “asset sale”) of three wholly-owned online businesses – CattleNetwork, CattleStore and AgNetwork – to Vance Publishing Corp. (“Vance”), a privately held provider of print and electronic media with a strong presence in the agricultural industry.  The transaction, valued at approximately $2.1 million, includes $800,000 in cash at closing and $1.3 million in prepaid advertising placements in Vance’s industry leading publications, including Drover’s, Pork, Bovine Veterinarian and Dairy Herd Management. Vance has also contracted with the Company to provide network maintenance and support for the websites as part of a separate support agreement.  In addition, the Company and Vance agreed to open negotiations on another IMI Global product, AgTraderIndex (www.AgTraderIndex.com).

The wholly-owned online businesses were considered significant revenue streams for the Company; however, they historically have not contributed materially to gross profit. The Company sold the assets at a substantial premium to its original purchase. The Company expects to record a gain on sale of approximately $1.6 million during the third quarter 2008.

In connection with the closing of the asset sale, $350,000 of the proceeds was used to pay the Cattlefeeding.com note payable in full. The remaining proceeds will be used to fund working capital needs.

A copy of the press release announcing completion of the sale is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01       Financial Statements and Exhibits

(b)	Pro Forma Financial Information

Pro forma financial information required pursuant to Article 11 of Regulation S-X will be included in the Company’s Form 10-Q for the second quarter ended June 30, 2008 to be filed within 45 days after the quarter end.

(d)	Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement dated July 15, 2008 between Integrated Management Information, Inc. and CattleNetwork, LLC, a wholly-owned subsidiary of Vance Publishing Corp.

99.1	Press Release issued July 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED MANAGEMENT INFORMATION, INC.
(Registrant)

	By:	/s/ John Saunders
Date: July 18, 2008		John Saunders
President